Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Cidara Therapeutics, Inc.
(Exact name of Registrant as Specified in its Charter)

	Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Cidara Therapeutics, Inc. 2015 Equity Incentive Plan Common Stock, $0.0001 par value per share	Other(3)	2,898,337(2)	$1.645(3)	$4,767,765	0.0001102	$526
Fees to be Paid	Equity	Cidara Therapeutics, Inc. 2015 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other(5)	490,336(4)	$1.398(5)	$685,490	0.0001102	$76
	Total Offering Amounts					$5,453,255		$602
	Total Fee Offsets							–
	Net Fee Due							$602

(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Cidara Therapeutics, Inc. (the “Registrant”) that become issuable under the Cidara Therapeutics, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and the Cidara Therapeutics, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)    Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 Plan on January 1, 2023 pursuant to an “evergreen” provision contained in the 2015 Plan. Pursuant to such provision, on January 1 of each calendar year through 2025, the number of shares authorized for issuance under the 2015 Plan is automatically increased by a number equal to the lesser of: (a) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.
(3)    This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 16, 2023, as reported on the Nasdaq Capital Market.
(4)    Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the 2015 ESPP on January 1, 2023 pursuant to an “evergreen” provision contained in the 2015 ESPP. Pursuant to such provision, on January 1 of each calendar year through 2025, the number of shares authorized for issuance under the 2015 ESPP is automatically increased by a number equal to the lesser of: (a) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (b) 490,336 shares; or (c) a lesser number of shares of Common Stock as is determined by the Board that is less than (a) and (b).
(5)    Estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and proposed maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock on March 16, 2023, as reported on the Nasdaq Capital Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2015 ESPP.